INVESTMENT LETTER

                            SELIGMAN PORTFOLIOS, INC.


Seligman Portfolios, Inc. (the "Fund"), an open-end, diversified management investment company, and the undersigned ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. In order to provide the Seligman Large-Cap Growth Portfolio of the Fund (the "Portfolio") with its initial capital, the Fund hereby sells to Purchaser and Purchaser purchases ____ shares (the "Shares") of Capital Stock (par value $.001) of the Portfolio at a price of $10.00 per share. The Fund hereby acknowledges receipt from Purchaser of funds in the amount of $_______ in full payment for the Shares.

2. Purchaser represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Shares.


IN WITNESS WHEREOF, the parties have executed this agreement as of the 30th day of April, 1999 ("Purchase Date").


                                                SELIGMAN PORTFOLIOS, INC.


                                                By: /s/
                                                   -----------------------------
                                                Name:   Lawrence P. Vogel
                                                Title:  Vice President


                             SELIGMAN ADVISORS, INC.


                                                By:  /s/
                                                     ---------------------------
                                                Name:     Stephen J. Hodgdon
                                                Title:    President